                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-89604


PROSPECTUS SUPPLEMENT NO. 5
(TO PROSPECTUS DATED AUGUST 29, 2002)



[LOGO] PRIDE INTERNATIONAL



                    2 1/2% Convertible Senior Notes Due 2007
                                       and
               Common Stock Issuable Upon Conversion of the Notes

      This document supplements our prospectus dated August 29, 2002, as supplemented to date (the "prospectus"), relating to $300,000,000 aggregate principal amount of our 2 1/2% Convertible Senior Notes Due 2007 and the common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the accompanying prospectus, which is to be delivered by selling securityholders to prospective purchasers along with this prospectus supplement. The information in the following table supplements the information under the caption "Selling Security Holders" in the prospectus.

                                              PRINCIPAL AMOUNT OF                     NUMBER OF SHARES
                                              NOTES BENEFICIALLY    PERCENTAGE OF     OF COMMON STOCK       PERCENTAGE OF
                                                OWNED THAT MAY          NOTES               THAT            COMMON STOCK
NAME                                                BE SOLD          OUTSTANDING        MAY BE SOLD         OUTSTANDING(1)
----                                                -------          -----------        -----------         --------------
Goldman Sachs and Company...................        $200,000              *                12,113               *

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*     Less than 1%
(1) Calculated using 150,428,242 shares of common stock outstanding as of August 8, 2002. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of the notes currently outstanding. On August 30, 2002 and September 3, 2002, Pride acquired, and subsequently cancelled and retired, $15.9 million aggregate principal amount of the notes through open market purchases.

      INVESTING IN THE NOTES AND THE COMMON STOCK ISSUABLE UPON THEIR CONVERSION INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE ACCOMPANYING PROSPECTUS.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this prospectus supplement is October 10, 2002.